Exhibit 99.2

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

COMARCO, INC.

Moderator: Douglas Sherk

December 14, 2004

1:00 pm CT

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Comarco, Inc. fiscal 3rd quarter 2005 conference call.

At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by the zero.

As a reminder, this conference is being recorded today, Tuesday, December 14, 2004.

I would now like to turn the conference over to Mr. Chris Toth of the (EDC) Group. Please go ahead, sir.

Chris Toth:	Thank you, operator. This is Chris Toth with the EDC group. With us today are Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of Comarco.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Before the market opened this morning, Comarco announced results for their fiscal third quarter ended October 31, 2004. If you haven’t seen this release and would like a copy, please call our office at (415) 896-6820, and we’ll send one to you immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion, and available until Tuesday, December 22 at 11:59 pm Pacific time. The replay number is (800) 405-2236, or for international callers (303) 590-3000. You will need to use the pass code 11016181 followed by the pound sign for both

The Web cast will be available until the release of the company’s fourth fiscal quarter of 2005 result, which will occur some time in February of 2005, and is available at www.comarco.com.

Before we get started, as a reminder during the course of this conference call, the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the source of this conference call which state the company’s or management’s contentions, hopes, beliefs, expectations or predictions of the future, are forward looking statements. It is important to note that Comarco’s actual results could differ materially from those projected on such forward looking statements.

Additional information concerning facts that cause actual results to differ materially from those in the forward looking statements is contained from time to time in the company’s SEC filings, including but not limited to the company’s report on form 10K for the year ended January 31, 2004, as well as form 10Q for the quarter ended October 31, 2004. Copies of this document are available and obtained by contacting Comarco or the SEC.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

At this time, I’d like to turn the call over to Tom Franza, President and CEO of Comarco. Tom?

Tom Franza:	Thanks, Chris, and thanks to everyone for joining us today. In a few moments I’m going to turn the call over to Dan Lutz, our chief financial officer, to discuss our financial results. But before I do that, I would like to discuss some of the positive developments that should position us for growth and return to profitability in fiscal 2006.

Last call, we reported that we had signed a major distribution agreement with a leading tier-1 distributor. At that time we were still working through several contractual details and were unable to release the name of the distributor. Today I’m happy to report that our agreement is with Kensington Technology Group.

Kensington is a unit of Fortune Brands, New York Stock Exchange symbol FO, and has been in the electronic accessories business since 1981. It has more than 300 computer products under its brand name in retail locations throughout the world. It is important to note that Kensington has been distributing power accessories, and therefore already has the retail relationships that are so important to get ChargeSource off to a good start.

We remain on track to begin shipping ChargeSource units in quantity in January. And with our new distributor, we’ll formally introduce our lineup of ChargeSource products at the upcoming consumer electronics show in Las Vegas.

We continue to be very active in the pursuit of new opportunities and branding strategies for our ChargeSource products. We have made significant

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

progress towards entering a formal relationship with a major OEM, with multiple ChargeSource products. Hopefully we’ll have more to announce on that in the future.

Our product road map for ChargeSource includes the full range of AC, DC, and AC/DC chargers and storage products used for laptop computers, cell phones, PDAs and DVD players. We’re also seeing growing demand for higher powered charging devices stemming from the expanding mobile printer market and high-performance laptops. These devices require higher power chargers.

As the increase in the need for power continues, we believe that our differentiated technology which supports high power in a small lightweight package will see increased demand. With our patented technology and small form factor typology, ChargeSource remains the highest powered charger, delivering up to 120 watts of power in its category.

We believe that these developments position us well to achieve approximately $20 million in ChargeSource revenues during fiscal 2006.

A key highlight during the third quarter was our continued success in the wireless test solutions business. Revenue grew 48% compared to the same quarter last year. Our family of wireless test products offers superior test and measurement capabilities for mobile business applications, downloadable software, video, interactive games, and other multi-media applications.

As carriers invest more and more in their networks, it is critical to accurately and cost-effectively measure quality of service of voice, data, and even video from thousands of locations for these applications. And as a result we are beginning to see more demand for Seven.Five.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

During the quarter we continued to strengthen our technology lead with the introduction of (V-quad). (V-quad) is a powerful mathematical algorithm that evaluates temporal and spatial impairments that affect the quality of video telephony and video streaming. We believe that the ability to rate video performance is a very powerful competitive advantage as carriers begin to offer new multi-media products.

The transition to 3G in the United States is still lagging Europe, but it is clear that the adoption of 3G will continue. In fact, Cingular has recently been in the news with an announcement that they plan to begin building 3G (UMTS) with HSDPA, which is acronym for high speed downlink packet access networks, in a number of major urban and suburban markets beginning in 2005. And that they expect to offer 3G services in most major markets by the end of 2006.

Seven.Five now supports (UMTS) for North America. And during the quarter we released (EVDO) support, which is the next major step for U.S. CDMA carriers such as Verizon and Sprint as they move toward full 3G services.

Seven.Five continues to see strength in Europe and Latin America. As carriers enhance networks in the United States and Asia, we expect to see increased demand for the Seven.Five platform. As a result, we continue to believe that our wireless test solutions business will generate approximately $20 million in revenue for fiscal 2006.

Turning to call box. We recently announced three significant contract wins, amounting to more than $6 million over the next five years. We are aggressively pursuing additional opportunities to upgrade our installed base of approximately 19,000 units to digital technology, and we continue to respond to a very large number of customers who have requested upgrades.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

As carriers re-allocate spectrum away from the analog infrastructure to digital technology, the performance of the remaining (AMPS) network becomes ever more problematic. Most of the installed based consists of (AMPS) call boxes. The degraded performance of (AMPS) networks is causing states and local agencies to address the impact on call box operational quality.

Over the past two years, we have invested aggressively to develop solutions to the coming (AMPS) quality of service problem. Today, our new (GSM) and CDMA digital call box technology is the best available. Fully engineered, completely tested, and accepted by major carriers throughout the U.S. As we go forward, we are well positioned to capture additional call box business, and are comfortable with our call box revenue guidance for fiscal 2006 at approximately $10 million.

In summary, all of our businesses are poised for significant growth in fiscal 2006. During the quarter, we continued to move our ChargeSource business forward with the signing of a distribution agreement with Kensington, made solid progress towards a major OEM opportunity, and enhanced our supply chain. We expect to see more demand for our ChargeSource products as power requirements on portable devices increase.

With call box, we are seeing a resurgence in demand as states and local agencies upgrade to digital call boxes. And finally, the industry rollout of various 3G technologies throughout the world should drive demand for wireless test solutions for many years to come.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

In each area, our products have distinct advantages that position us favorably to meet our revenue targets. We are in strong financial position, with over $12 million in cash and no debt.

Now I’d like to turn the call over to Dan to review the third quarter financial performance.

Dan Lutz:	Thank you, Tom. Good afternoon, ladies and gentlemen.

As our form 10Q for the third quarter of fiscal ’05 will be on file with the SEC today and available to the public, I’d like to limit my comments and simply highlight certain items related to our operations for the third quarter of fiscal ’05, as well as the balance sheet as of October 31, 2004.

Our revenue for the third quarter of fiscal ’05, which ended October 31, 2004, totaled $6.7 million, which was a $3.2 million decrease as compared to the revenue for the third quarter of the prior fiscal year. As indicated in today’s press release, the revenue decrease is attributable to decreased sales of our wireless applications products, specifically our ChargeSource mobile power products, partially offset by increased sales of our wireless test solutions or WTS products.

Our net loss for the third quarter of fiscal ’05 was $1.7 million, or a loss of 23 cents per share, compared to the net income of $900,000 or 13 cents per share for the corresponding quarter of the prior fiscal year.

For the third quarter of fiscal ’05, WTS revenue came in as expected, and totaled approximately $4.2 million, which is up $1.4 million compared to the third quarter of the prior fiscal year. WTS revenue for the third quarter included approximately $2.4 million attributable to (Swiss Qual) sales. And again, (Swiss Qual) is our WTS reseller in Europe.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Additionally, we entered the fourth quarter of fiscal ’05 with approximately $400,000 in deferred (Swiss Qual) revenue, which will be recognized in the fourth quarter as collected.

Looking forward, we continue to expect WTS revenues to be approximately $4 million for the fourth quarter of fiscal ’05. As in the past, the timing of receiving and delivering on purchase orders, as well as the size of certain anticipated orders for WTS products, tends to fluctuate quarter to quarter, and could impact any one quarter positively or negatively.

Sales of our call box systems and related maintenance services generated revenues totaling $1.5 million for the third quarter of fiscal ’05, which is a decrease of approximately $400,000 compared to the third quarter of the prior fiscal year.

As with our WTS product line, orders and deliveries of call box products tend to fluctuate quarter to quarter. However, as indicated in today’s earnings release, we continue to expect call box revenue for fiscal 2005 to range between $7 million and $8 million, or between $2 and $3 million for the fourth quarter of fiscal ’05. This revenue outlook is consistent with our previous guidance, and continues to be subject to the timing of commencing work on recently awarded contracts, specifically the digital upgrade of the San Bernardino (state) call box system.

ChargeSource revenue totaled $1.1 million for the third quarter of fiscal ’05, primarily consisting of the initial sales to our new distribution partner. As Tom mentioned, during the third quarter we continued to transition the distribution of our ChargeSource product to our new distribution partner, as well as transitioning the manufacturing of these products to China.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

These strategic initiatives, which we expect will improve our competitiveness in the marketplace, have temporarily disrupted our supply chain and delayed our ability to ramp up sales of ChargeSource products. We expect some disruption during the fourth quarter of fiscal ’04 (sic), with the transition in distribution and manufacturing substantially completed during the first quarter of fiscal ’06.

For the coming fourth quarter of fiscal ’05, we expect ChargeSource product sales to ramp up starting in the fourth quarter of fiscal ’05, with revenue to range between $2 and $3 million.

Moving on, selling and general administrative costs for the third quarter of fiscal ’05 totaled $2 million, which was flat in comparison to the prior quarter as well as the third quarter of the prior fiscal year. We currently expect SG&A for the fourth quarter of fiscal ’05 to range between $2 million and $2.2 million.

Engineering and support costs for the third quarter of fiscal ’05 totaled $1.8 million, which is a slight decrease compared to the prior fiscal quarter and a half-million-dollar decrease compared to the corresponding quarter of the prior fiscal year.

It’s important to note that for the third quarter of fiscal ’05, no engineering costs were capitalized as software development costs, in contrast to approximately $800,000 of engineering costs capitalized for the third quarter of the prior fiscal year.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

I’d also like to highlight that in addition to not capitalizing any qualifying engineering costs during the third quarter, we continued to amortize previously capitalized engineering costs, which is a non-cash charge, at a rate of approximately $.5 million per quarter or $2 million per year. At our current rate of amortization, and with no additional capitalization, we expect to fully amortize capitalized software development costs by the third quarter of fiscal ’07, which ends October 31 2006, or in approximately eight quarters.

With respect to amortization and depreciation, for the three months ended October 31, 2004, amortization, which consists primarily of software development costs, totaled approximately $.5 million, and depreciation totaled the same amount, about $.5 million.

And then on to the balance sheet as of October 31, 2004, which remains strong. We have cash balances totaling $12.9 million. Our accounts receivables increased slightly by $200,000 when compared to the ending balance of the prior quarter. And as previously discussed, (Swiss Qual) continues to perform on their obligations to the company.

Accounts receivable at 10/31/04 was $5.5 million. And based on sales for the third quarter, our DSOs came in at 74 days. I would expect DSOs for the balance of fiscal ’05 to be consistent with the quarter just completed.

During the third quarter of fiscal ‘05, our inventory balance decreased by approximately $700,000 to $7.8 million, primarily due to an inventory reserve established during the third quarter of fiscal 2005. For the nine months ended October 31, 2004, our inventory balance increased by $1.6 million. This increase is attributable to purchases of additional raw materials, which are primarily related to our WTS and ChargeSource product line, and are required to fulfill customer purchase orders that are scheduled to be delivered in subsequent quarters.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

And just to reiterate some of Tom’s comments with respect to next year’s business outlook. Currently, based on our expectations that (WCDMA) network deployments move forward, we expect WTS revenue to be approximately $20 million for fiscal ’06. We expect ChargeSource revenue to ramp and total approximately $20 million for fiscal ’06. Now there are certain OEM opportunities which are not yet won, which may causes us to change our revenue expectations in the near future.

And driven by the need for digital upgrades to our installed base, we expect our call box product line to achieve approximately $10 million in revenue for fiscal ’06.

I’d like to turn the call back over to Tom.

Tom Franza:	Thanks, Dan. I think we can now open it for questions and answers.

Operator:	Thank you, sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the 2. You’ll hear a three-tone prompt acknowledging your selection. And your questions will be polled in the order they are received.

If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

One moment for our first question.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

First question comes from Neal Bradsher with Broadwood Capital. Please go ahead.

Neal Bradsher:	It’s Broadwood Capital. First of all, did I hear correctly that you’re going to be reporting the fourth quarter, the January quarter, in February?

Tom Franza:	No, I don’t believe so.

Neal Bradsher:	I thought during the introduction by the gentleman from (EBC), he mentioned you were reporting it in February. That seemed very quick, that’s why I was asking.

Tom Franza:	Yes. Typically it would be the end of March, is when we report.

Neal Bradsher:	Okay. So that would be well ahead of the K filing deadline, whereas today and recently you’ve been reporting at or beyond the Q deadline because of your issues with accounting firms. Is that - do you expect to be able to do it well ahead of the K filing deadline?

Tom Franza:	Yes.

Neal Bradsher:	Okay. And going forward, you know, now that your new accountants will be seasoned, when do you think you’ll be able to report?

Tom Franza:	I wouldn’t be surprised if it’s later than it’s been in the past, which is four weeks. What we’re finding is the review and the scope of the review is much more extensive. And I would expect that to continue moving forward. Obviously we strive to get it out as early as possible, but I wouldn’t be surprise if we continue to report, you know, at or just before filing of the Q for the near term.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Neal Bradsher:	Okay. Well you’re not the only company that’s facing the changed accounting environment.

In terms of the outlook. The outlook on call box makes sense. The outlook on wireless test makes sense. The ChargeSource one seems to me to be the biggest sort of unknown. And I was intrigued by one of your last comments, that there’s a sizeable OEM opportunity that might cause you to revise your numbers. I take it such a revision would be upwards?

Tom Franza:	Well you’re right. On wireless and on call box, we feel that we have sufficient visibility now and there’s sufficient maturity in the business that we’re pretty comfortable with our estimate going forward, as best as one can be with an estimate.

The ChargeSource is the most difficult to estimate. We’re starting with a new retail distributor. We’re dealing with numerous OEM opportunities that could swing either way, and the quantities associated with them are very hard to predict. And the timing is hard to predict. So the range of errors that have to do with ChargeSource is fairly wide.

We could go higher; we could go lower, depending on how things came out. We picked the best, most probable number that we could come up with at this time. But it’s clearly subject to the biggest risk in either direction.

Neal Bradsher:	And on the point I was raising. The OEM opportunity you mentioned is not in that $20 million number, is that correct?

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Tom Franza:	No there is OEM opportunities factored in based on our degree of confidence of how successful we’re going to be.

Neal Bradsher:	Okay. And then in terms of the $20 million. Is most of that expected to be through Kensington? And do you have a pretty good sort of order book already that shows a good chunk of that?

Tom Franza:	I would say that it’s split between Kensington and various and sundry OEM opportunities. Fairly evenly at this point. Again, what will actually determine what the year looks like will be sell through. Sell through will create continuing orders. And as the products pull through the channel, that will create the revenue.

So there’s not - there really is no way to sit here and analytically determine what the numbers are going to be, exactly. There’s going to be a lot of variability. And we’ll probably have a lot of surprises.

But we have had some experience in past years. We do have a sense of the size of the market. We have a competitor that’s out there that is another gauge of how much market demand there is. So we picked that number accordingly.

Neal Bradsher:	Do you or Kensington have any concern about getting shelf space?

Tom Franza:	Well I think you always should have concern. But Kensington has been selling power products for several years. They are already positioned in most of the retain channels that we are most interested in, not only in the U.S. but in Asia and Europe as well. So we feel there’s a pretty high degree of confidence that they’ll be where they need to be.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

I think you always should be worried. There’s tough competition out there, and our other competitor is going to be fighting for shelf space as we will be. And, you know, we’ll probably win some and lose some.

Neal Bradsher:	Okay. That’s very helpful; thank you.

Operator:	Thank you sir. Next question comes from Larry Lytton with Second Line Capital Management. Please go ahead.

Larry Lytton:	Thank you. Kind of following up, Tom, on the last question. So what is your latest gauge of the size of the market for ’05? What are you thinking?

Tom Franza:	Well the size of the total market is, if I look at what our competitor is doing, it appears that they may be doing somewhere in the general vicinity of $15 million a quarter of these kind of products. And so I would think that it’s easily at that size. And it’s probably growing, because of the proliferation of additional battery powered devices.

We think that the market potential is several hundred million dollars per year for the total market. There are more than two participants in that market. And we’re not really sure how the shares are going to break down. I think by the end of next year we’ll have a better idea of what the relative market shares are going to be.

We feel that we have some unique competitive advantages that the other player doesn’t have in size and weight. So we’re going to try and compete on those values.

Larry Lytton:	What are you guessing the rate of the growth in the market is over the next several years? What’s your best guess?

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Tom Franza:	It’s really just a guess. But when we look at the proliferation of smart phones, cell phones, laptop computers, DVD players and the like, it’s easy to see 20-25% a year in terms of the absolute market growth. Of course, we’re going to be starting from a very low share, so we’re also going to be looking at taking share.

Larry Lytton:	And if you think in terms of rough terms of a $200 million total size market, and you look at our higher end or more unique capabilities, what percentage of that market is truly addressable, or our sweet spot - how big a market are we really focused on for our products?

Tom Franza:	Well we really are not just going after the higher end, if you’re saying higher end in terms of electrical capacity.

Larry Lytton:	So that’s $200 million we’re shooting for.

Tom Franza:	Yes. Our range of products go from the very high wattage products all the way down to the five and ten watt products.

Larry Lytton:	Okay. So more or less we’re shooting for 10% market share next year. And hopefully some day we’ll get to 40-50%.

Tom Franza:	That’s a reasonable way to look at it.

Larry Lytton:	When we talk about OEM, just explain to me exactly what you mean. Is that go with the Dell or IBM or HP computer that we buy online and it comes out of the box? Or do you think about that in terms of Dell selling it through the catalog, that sort of thing?

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Tom Franza:	It’s the latter, primarily. Most of the OEMs: Dell, Toshiba, etc., also sell accessories that go with the purchase of their laptop computers. And they will find it beneficial to carry these programmable products that can cover more than one laptop of their making.

Larry Lytton:	Okay. So it’s an upgrade for a customer improving on what he’s getting in the box.

Tom Franza:	It is. And that’s the current opportunity. So we say OEM today, that’s what we’re referring to.

We also have a slightly longer range plan to penetrate the true OEM market, not based on programmability because that is not important in the true OEM in the box. But based on size and weight.

Larry Lytton:	Okay. True OEM, you’re saying OEM in the box.

Tom Franza:	Yes.

Larry Lytton:	Okay. And how many OEMs are we talking with? You’re talking about two of them, or five of them, or six of them?

Tom Franza:	Well we have conversations going on with all of them. There are two that are - we’re very deep into discussions, and we believe it’s highly likely it’s going to result in significant business.

Larry Lytton:	And what it is the universe of all the OEMs applicable to us? Is it a dozen, or it’s a lot more than that?

Tom Franza:	Well just really referring to laptop OEMs at this point.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Larry Lytton:	Okay.

Tom Franza:	And it’s the likely lineup of the big four or five market share leaders.

Larry Lytton:	And what is a big - just in terms of us playing with estimates and factoring - a successful OEM agreement, is that $4 million a year, or is it - what type of number is a successful OEM agreement? Or what’s the range?

Tom Franza:	Well, you know, we think of a successful product through an OEM as being 5000-10,000 units per month on a demand pull-through. So if we could achieve that, and we could get two, three, maybe four products in an OEM, then we would have, you know, 20,000-30,000 - 15,000-30,000 units a month. Could be several million dollars a year. Very easily.

Larry Lytton:	Okay. In terms of the OEM regimen, though. They would generally be shared with a second source? Or Mobility would be providing them, and we would also be providing them. It wouldn’t be exclusive would it?

Tom Franza:	No, there’s no reason why it would have to be exclusive. They could buy from both of us. They could choose to buy from one of us and standardize.

I would think that would be driven by - I think of one supplier had the ability to cover the entire range of their products, it would be more likely they would buy from that one supplier. That would be preferable, probably from the OEM’s point of view, but not necessary.

And that, again, will come to power. Because as some of the laptops require very very high powers we think that our higher power smaller size capability plays pretty nicely into that. It’s part of our strategy.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Larry Lytton:	So but aside from technology, you’re saying that you think a large OEM would be comfortable with a sole source relationship with a small power supplier?

Tom Franza:	Oh, absolutely.

Larry Lytton:	Okay.

Tom Franza:	I don’t think they’d have a problem with that. It’s all about, you know, economics and product quality.

Larry Lytton:	And Tom, coming back to your prior numbers. And I realize it’s a rough forecast with a lot of moving parts. But just so I understand. So for ChargeSource, you’re saying $20 million. And as a baseline, you’re saying $10 million of that might be OEMs, which might be a couple OEMs. And $10 million might be Kensington, basically.

Tom Franza:	Yes. I think that’s a fair way to look at it.

It’s a fairly cloudy crystal ball at this stage of the game. It’s really early on. Once we start, you know, get a couple of quarters into actual sell-through, we’ll have a much better picture of what’s really going to happen.

Larry Lytton:	Okay. Now Tom, we’ve - Targus was very disappointing; I can’t remember how long we were with them. Belkan was a large disappointment, we didn’t last too long with them. Now we go to Kensington. I’m not sure what I see as the difference between any of these three. Why is Kensington going to be any different?

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Tom Franza:	Actually Targus wasn’t a huge disappointment. Targus and Comarco actually did quite well during the time they were together. There were other issues beyond marketing and sales issues that interfered with the relationship.

Larry Lytton:	I thought Targus was partly a function of a lack of reach on their part.

Tom Franza:	You know, they did fairly well. They’re a big player; they’re still a big player. They went through some serious business transitions. And it affected our relationship. But it really wasn’t about selling. They actually did pretty well, and we did well with them.

But Belkan I think was an anomaly. I truly think - I really don’t even know how to describe why it failed, but it did.

We don’t expect that to happen in this case. Kensington knows the marketplace. They’ve been selling power products for quite some period of time. First class company. It’s a unit of a Fortune 500 company, Fortune brand. Very very professional. Very serious people. We expect to have, you know, excellent relationship and really good success.

Larry Lytton:	Okay. Not to dwell on it, though, but I think Belkan was a very large company, very recognized in that marketplace. Very professional, very serious. We had high hopes for them. And I guess with similar characteristics to Kensington.

Tom Franza:	Yes. But I still don’t - I still wouldn’t, you know, try to forecast off the single point failure with Belkan.

Larry Lytton:	Okay. So do we become exclusive to Kensington, and do we have to swap out their current suppliers, or are they going to have multiple suppliers?

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

Tom Franza:	It’s not an exclusive arrangement. It does have provisions in the arrangement where the parties will make sure that they avoid channel conflicts. But it’s not exclusive for either one of us.

Larry Lytton:	So Kensington’s still going to have other providers which may or may not …

Tom Franza:	If they choose to they can under the terms of the contract.

Larry Lytton:	Okay. Lastly then, briefly on wireless test systems. Are you still thinking about the longer term growth rates of that market also in that 20-25% range, maybe better?

Tom Franza:	No, I think recent years I’ve been thinking that the growth rate should be - once we take the market share with this product, which is what we’re doing now, we’re going to reach some equilibrium. And then the market rate will be closer to the industry growth rate, which is probably high single digits.

Larry Lytton:	Right. But when to we get - how many years of better growth do we have before we get to that …

Tom Franza:	I think we still have a couple of years. Because we really - this year we’re going to have very very high year over year growth from the year before. And we really only had probably less than a half a year of having the finished product this year. We’re expecting a good year going forward.

But we haven’t even scratched the surface in the U.S. or in Asia. We’re mainly getting business from Latin America and Europe at this point. So I think we’ve got two or three years of taking market share before we reach equilibrium.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

And there are some other derivative opportunities for Seven.Five to move beyond benchmarking, which is where it’s perfectly positioned now and then attempt to capture business in the engineering side of test and measurement, which is an area where we’re fundamentally getting, you know, virtually no business today.

So there’s a lot of growth that is not related to the industry growth rate at this point.

Larry Lytton:	Okay. Thanks a lot.

Operator:	Thank you. Next question comes from Pat McBaine with Gruber and McBaine. Please go ahead.

Pat McBaine:	How many do I get? Miraculously, I have a question that hasn’t been asked. I thought this was turning into a company interview.

Tom, give us a sense of what you’re trying to get to from a bottom line standpoint? Obviously, you know, if you get up to the $50 million top line, 20 20 and 10, that’s great. You weren’t there since fiscal ‘01, I guess. And when you had that sort of top line the last time around you earned 60 cents. I can’t remember what the share base was. But help us understand, and maybe you can go through each of the sectors’ gross margins now where you hope they’ll be.

And I ask that because in the ChargeSource area as we all well know, your competitor while he’s shown some good top line growth has not really shown any bottom line at all. Nonetheless, he’s gotten a pretty decent market valuation for that growth and I applaud that.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

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But give us a sense of what you think you can drop to the bottom line. What is the sort of basic earnings power of this company or what you’re trying to manage it towards?

Tom Franza:	That’s a good question. My - well there is one major difference between the days of fiscal 2001 and today …

Pat McBaine:	Well I’m sure there are several, but …

Tom Franza:	Well there’s one pretty big one. In the - up until very recently, we were putting a lot of development money into wireless. And we were capitalizing the software development in accordance with our accounting provisions. And up until recently our net capitalization was positive. Currently, for this year and into the next year and a half, our net capitalization is going to be negative. So that affects the operating profit. So you should just keep that in the back of your mind.

Having said that, though, when we get the company - and it doesn’t matter terribly about the mix of the three product lines. But when we get the company into the low to mid 50’s, which we think we’re not too far away from, then our EBITs are going to then at that point approach the 20%, which is where they were back in the heyday, before the bubble broke.

Will we get in the low to mid 50’s this coming year? Well we’re not forecasting that, but we certainly think that in two years, that seems reasonable without any kind of M&A activity at all.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

And in terms of gross margins, they’ve been stable. Really they’re stable in all three businesses. Have been for a long time. There hasn’t been a lot that’s changed there.

We’ve done a lot, I think, to improve our efficiencies. We’re still going through transitions in supply chain. We’ve moved the entire ChargeSource supply chain off to Asia at this point. And we are doing some pretty good innovative outsourcing in terms of call box and wireless in terms of PC builds and things that are easily outsourced. We’re - that’s over time, over the same time period, is going to reduce a lot of our fixed cost as well. And probably also reduce our reliance on inventory and warehouse space and things of that nature. So there’s a lot of positive things going in to it.

So having said that, I think our gross margins are going to pretty well be stable over that period of time from where they are today, and where they have been historically.

Pat McBaine:	Okay. Thank you.

Operator:	Thank you. Next question comes from Andrew Sole, with Esopus Creek Capital. Please go ahead.

Andrew Sole:	Hi, Tom, hi, Dan. Just a couple of questions. One was I noticed that Radio Shack had been promoting one of your competitor’s products heavily. Could you talk a little bit about the marketing dollars that might be going into the launch between you and Kensington to promote the ChargeSource product?

Tom Franza:	The - Kensington is - their part of the arrangement is to do the marketing. They are working closely with our team here, and they are currently in the process of formulating some plans on marketing. So I’m not really at liberty

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

to get into the details of that, other than to say Kensington is quite excited about the product line, and I think they’ll launch it with the normal gusto that one would expect. They are a marketing company. And to the extent that we can, we’ll obviously support them in every imaginable way.

I don’t think I can get any more specific than that.

Andrew Sole:	Okay. That’s fair. And my other question - and my last question. If we could talk a little bit about share repurchases, given the outlook for next year and some of the potential positives that might come down the line. Is there any thoughts about reducing some share count here?

Tom Franza:	Actually there are a lot of discussions that we are having about that. We were being a little bit cautious, and want to make sure our plan, the guidance we put out would actually throw off cash next year. And we have been (eating) cash for several quarters now. And so that’s going to turn around if the plan comes true, then we should start to build cash. And once we have - that becomes a certainty, then we certainly would look at the opportunity of share repurchase, all else being equal.

And think we have a share repurchase plan in place. We have in the past been highly active. And perhaps we will be again, given the conditions that we think we’re going to see.

Andrew Sole:	Okay. All right. Thank you so much.

Operator:	Thank you. Ladies and gentlemen, if you have an additional question please press the star followed by the 1. And if you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

COMARCO, INC.

Moderator: Douglas Sherk

12-14-04/1:00 pm CT

Confirmation #11016181

One moment for our next question.

At this time we have no further questions; I’d like to turn the conference back over for any concluding remarks.

Tom Franza:	Well thanks again for joining on the call.

I thought we would have gotten some more questions about wireless. But I just would add as a postscript that we’ve just recently received some pretty significant strategic orders for wireless that have really given us a lot of optimism. (Cafetel) which is the Mexican Federal Communications Commission, has purchased and accepted a Seven.Five to be used to monitor the quality of the carriers in Mexico. (Cafetel) is a leader in that part of the world, and a lot of the other Latin American countries and carriers we expect are going to follow suit as positive.

(TelCel) has accepted all of our equipment. (TenBrazil) has just given us an order for (QualiPak), which if you remember was a new product that came out.

So I’ll just add those little postscripts and we’ll keep you informed. Look forward to meeting you on the next quarterly call. And thank you very much for joining. Thanks, bye.

Operator:	Thank you. Ladies and gentlemen, this concludes the Comarco Inc. third quarter fiscal 2005 conference call. If you’d like to listen to the replay of today’s conference, please dial (303) 590-3000, or 1 (800) 405-2236. And you will need to enter the pass code of 11016181 followed by the pound key.

Once again thank you for participating in today’s conference. At this time you may now disconnect.

END